Exhibit 99.1

GAIAM Completes Branded Business Sale for $167 Million

9.56 Million Shares and 842,000 Options Tendered at Expiration of Issuer Tender Offer

BOULDER, CO, July 5, 2016 — GAIAM, Inc. (NASDAQ: GAIA), a lifestyle company, has completed the sale of its branded consumer product business to Sequential Brands Group, Inc. (NASDAQ: SQBG) and its operating partner Fit For Life LLC for a gross consideration of $167 million, subject to closing costs and standard post-closing adjustments, including net working capital.

In connection with the closing, GAIAM will change its corporate name to Gaia, Inc. and will continue to trade on the NASDAQ under its current ticker “GAIA.”

After the closing, GAIAM’s business will consist of the Gaia subscription service, formerly known as Gaiam TV. Gaia is a global streaming video service and online community delivering curated, commercial-free, conscious media to subscribers across the world. Over 90% of the company’s 7,000 titles are exclusively available for streaming on Gaia through most devices connected to the Internet. 80% of subscriber views across 120 countries are generated by content produced or owned by Gaia.

GAIAM expects to use certain of the proceeds from the sale to fund its issuer tender offer, described in more detail below. The remaining proceeds will be used to fund the continuing growth and development of Gaia, as well as general corporate purposes.

“Completing this transaction is the final step on our path to focus on a subscription video streaming service dedicated to conscious media, following dispositions of our solar energy, DVD and eco-travel businesses,” said Jirka Rysavy, Gaia’s Chairman and CEO. “We look forward to leveraging our strong balance sheet to enhance subscriber growth across the globe, while developing new content categories to guide our users’ conscious lives.”

Lynn Powers, former CEO of GAIAM, commented: “We would like to thank all of our employees and partners for their work in driving our vision to make yoga, fitness and wellness accessible to everyone. We are proud of the reputation the GAIAM brand has built around these healthy living markets, and I’m also confident in Sequential Brands, High Life and Fit For Life’s ability to further advance this vision.”

Stifel served as GAIAM’s exclusive financial advisor in the transaction and Brownstein Hyatt Farber Schreck LLP served as legal advisor.

At 5:00 p.m. New York City time on July 1, 2016, GAIAM’s issuer tender offer, commenced on May 20, 2016 to purchase for cash up to an aggregate of 12.0 million (i) shares of its Class A common stock, par value $0.0001, at a purchase price of $7.75 per share in cash, or (ii) options to purchase shares of its Class A common stock at a purchase price of $7.75 per option, less any applicable option exercise price, in cash, expired in accordance with its terms. The offer was made upon the terms and subject to the conditions set forth in the offer to purchase, dated May 20, 2016, and in the related letter of transmittal and election to tender options, filed with the Securities and Exchange Commission on May 20, 2016 and which, as amended and supplemented from time to time, together constitute the offer.

According to information provided by Computershare Trust Company, which is the depositary for the offer, as of the expiration of the offer, approximately 9,557,000 shares and 842,000 options were properly tendered and not validly withdrawn prior to the expiration of the offer. This amount includes approximately 84,000 shares tendered pursuant to the guaranteed delivery procedures described in the offer, which remain subject to the holders’ performance of the delivery requirements under such procedures. GAIAM expects to accept and pay for the properly tendered and not validly withdrawn shares and options as promptly as practicable.

About Gaia

Gaia (NASDAQ: GAIA) (formerly GAIAM TV) is a global digital video streaming service and online community that provides curated conscious media content to its subscribers in 120 countries. Over 90% of its 7,000 titles are available for streaming exclusively on Gaia through most devices connected to the Internet and 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

About GAIAM Brand

GAIAM is a lifestyle brand for yoga, fitness and wellness products and content. With a wide distribution network that consists of approximately 38,000 retail doors, 19,000 store within stores, 5,000 category management locations, and e-commerce, Gaiam brand is dedicated to making yoga, fitness and wellness accessible to all. For more information about Gaiam, visit www.GAIAM.com or call (800) 869-3603.

Important Cautions Regarding Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “will,” or comparable terminology or by discussions of strategy. While GAIAM believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, a post-closing adjustment to the purchase price or any future amendment to the definitive agreements for the transactions described herein, GAIAM’s use of the proceeds from the transactions described herein, GAIAM’s ability to grow its Gaia subscription business, and other risks and uncertainties included in GAIAM’s filings with the Securities and Exchange Commission. GAIAM assumes no duty to update any forward-looking statements.

Contacts

Steve Thomas	Cody Slach
GAIAM, Inc.	Liolios Investor Relations
(303) 222-3782	(949) 574-3860
Steve.Thomas@gaiam.com	GAIA@liolios.com

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